Exhibit 4.1

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR IF THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.  THIS WARRANT IS SUBJECT TO THE TERMS AND PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT BETWEEN MQ ASSOCIATES, INC. AND MQ INVESTMENT HOLDINGS II, LLC, DATED AS OF SEPTEMBER 7, 2005, AS AMENDED FROM TIME TO TIME (THE “PURCHASE AGREEMENT”), AND IS ENTITLED TO THE BENEFITS THEREOF.

MQ ASSOCIATES, INC.

STOCK SUBSCRIPTION WARRANT

September 7, 2005

VOID AFTER SEPTEMBER 7, 2015

THIS CERTIFIES that, for value received, MQ INVESTMENT HOLDINGS II, LLC or its permitted assigns (the “Holder”), shall be entitled to subscribe for and purchase from MQ ASSOCIATES, INC., a Delaware corporation (the “Company”), up to three million (3,000,000) shares (the “Warrant Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), at the Exercise Price (as defined in Section 1.1 hereof), during the Exercise Period (as defined in Section 1.2 hereof), pursuant to the terms and subject to the conditions hereto.

1.1                               Exercise Price.

The exercise price (the “Exercise Price”) at any time for each Warrant Share shall be $0.01, subject to adjustment pursuant to Section 1.5 hereof.

1.2                               Exercise Period.

This Warrant may be exercised by the Holder at any time or from time to time after the date hereof and on or prior to September 7, 2015 (such period being herein referred to as the “Exercise Period”).

1.3                               Exercise of Warrant; Warrant Shares.

(a)                                  The rights represented by this Warrant may be exercised, in whole or in any part (but not as to a fractional share of Common Stock), by (i) the surrender of this Warrant (properly endorsed) at the office of the Company (or at such other agency or office of the Company in the United States of America as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), (ii) delivery to the Company of a notice of election to exercise in the form of Exhibit A attached hereto, and (iii) payment to the Company of the aggregate Exercise Price by (A) cash, wire transfer funds or check or (B) shares of Common Stock or Warrants to purchase Common Stock (net of the Exercise Price for such shares) valued for such purposes at the Market Price per share on the date of exercise.  As used herein, “Market Price” at any date of one share of Common Stock shall be (i) the last reported sales price regular way or, in case no such reported sales took place on such day, the last reported bid price regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading (or if the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the last reported sale price, or if there is no such sale price, the last reported bid price, as reported by the National Association of Securities Dealers Automated Quotations System (“NASDAQ”) on such day, or if, on any day in question, the security shall not be quoted on the NASDAQ, then such price shall be equal to the last reported bid price on such day as reported by the National Quotation Bureau, Inc. or any similar reputable quotation and reporting service, if such quotation is not reported by the National Quotation Bureau, Inc.) or (ii) if the Company’s Common Stock is not listed or admitted to trading on a principal national securities exchange, the value given such share as determined by the Company’s Board of Directors (including the directors nominated pursuant to Section 3.1(a)(i) of the Stockholders’ Agreement dated as of August 15, 2002, as amended (the “Stockholders’ Agreement”)); provided, however, that if the Holder notifies the Company in writing disputing such determination by the Company’s Board of Directors within 20 days after such determination, the Holder and the Company shall mutually agree upon and select an investment bank to determine the value of one share of Common Stock, the investment bank’s determination to be conclusive, absent manifest error, and the costs of such determination to be borne by the Company, except that the Holder shall bear such costs if the investment bank’s determination is more than 20% less than the determination of the Company’s Board of Directors.

(b)                                 Each date on which this Warrant is surrendered and on which payment of the Exercise Price is made is referred to herein as an “Exercise Date”.  Simultaneously with each exercise, the Company shall issue and deliver a certificate or certificates for the Warrant Shares being purchased pursuant to such exercise, registered in the name of the Holder or the Holder’s designee, to such Holder or designee, as the case may be.  If such exercise shall not have been for the full amount of Warrant Shares, then the Company shall issue and deliver to the Holder a new Warrant, registered in the name of the Holder, of like tenor to this Warrant, for the balance of the Warrant Shares that remain after exercise of the Warrant.

(c)                                  The person in whose name any certificate for shares of Common Stock is issued upon any exercise shall for all purposes be deemed to have become the holder of record of such shares as of the Exercise Date, except that if the Exercise Date is a date on which the stock transfer books of the Company are closed, such person or entity shall be deemed to have become the holder of record of such shares at the close of business on the next succeeding date on which the stock transfer books are open.  The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon exercise of all or any part of this Warrant.

1.4                               Representations, Warranties and Covenants as to Common Stock; Potential Adjustment.

The Company represents and warrants to the Holder that (i) all shares of Common Stock which may be issued upon the exercise of this Warrant in accordance with its terms will, upon issuance, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens and charges with respect to the issue thereof and (ii) the issuance of this Warrant, the shares of Common Stock issuable hereunder and the other transactions contemplated hereunder do not require the consent of any person or entity and do not and shall not conflict, result in a default under or violate the terms of any agreement, contract, document, instrument or obligation which may be binding upon the Company or any of its subsidiaries.  The Company covenants to the Holder that it will from time to time take all such action as may be required to assure that the stated or par value per share of the Common Stock is at all times no greater than the then effective Exercise Price.  The Company further covenants and agrees that the Company will take all such action as may be required to assure that the Company shall at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the exercise of this Warrant.  If any shares of Common Stock reserved for the purpose of issuance upon the exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon exercise, then the Company shall in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

1.5                               Number of Warrant Shares.

(a)                                  As used herein, the term “Excluded Stock” shall have the meaning ascribed to such term as of the date hereof in the Charter.

(b)                                 If, at any time after the date hereof, the Company shall issue any shares of Common Stock, or options or warrants to purchase or rights to subscribe for Common Stock, or securities by their terms convertible into or exchangeable for such Common Stock, or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities, other than Excluded Stock, at a price per share less than the Market Price immediately prior to the issuance of such security, then the Exercise Price in effect immediately prior to each such issuance shall forthwith be adjusted (subject to the provisions of this Section 1.5), effective as of the date of such issuance, to a number equal to the product obtained by multiplying the Exercise Price in effect immediately prior to the issuance of such Common Stock or other security by a fraction, the numerator of which is equal to the sum of (x) the number of shares of Common Stock deemed outstanding on a fully-diluted basis immediately prior to such issuance (including shares deemed outstanding as provided in subsection 1.5(c)(iii) below) plus (y) the quotient of the aggregate consideration received by the Company upon such issuance, divided by the Market Price immediately prior to the issuance of such Common Stock, and the denominator of which is equal to the total number of shares of Common Stock deemed outstanding on a fully-diluted basis (including shares deemed outstanding as provided in subsection 1.5(c)(iii) below) immediately after (and including) such issuance.

(c)                                  For purposes of any adjustment of the Exercise Price pursuant to this Section 1.5, the following provisions shall be applicable:

(i)                                     In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(ii)                                  In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Company’s Board of Directors (including the directors nominated pursuant to Section 3.1(a)(i) of the Stockholders’ Agreement), irrespective of any accounting treatment (provided that any dispute as to such fair market value shall be resolved in accordance with the procedures set forth for the determination of Market Price in Section 1.3(a)).

(iii)                               In the case of the issuance of (i) options or warrants to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock, or (iii) options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities:

(A)                              the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options or warrants to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or warrants or rights were originally issued and for a consideration equal to the consideration (determined in the manner provided in items (i) and (ii) above), if any, received by the Company upon the issuance of such options or warrants or rights plus the minimum purchase price provided in such options or warrants or rights for the Common Stock covered thereby;

(B)                                the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were originally issued or such options or warrants or rights were originally issued and for a consideration equal to the consideration received by the Company for any such securities and related options or warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or warrants or rights (the consideration in each case to be determined in the manner provided in items (i) and (ii) above);

(C)                                on any change in the number of shares of Common Stock deliverable upon exercise of any such options or warrants or rights or conversions of or exchange for such convertible or exchangeable securities, the Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustment made upon the issuance of such options, warrants, rights or securities not converted prior to such change or options or warrants or rights related to such securities not converted prior to such change, been made upon the basis of such change; and

(D)                               on the expiration of any such options or warrants or rights, the termination of any such rights to convert or exchange or the expiration of any options or warrants or rights related to such convertible or exchangeable securities, the Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options or warrants or rights related to such securities, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon exercise of such options or warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or warrants or rights related to such securities and subsequent conversion or exchange thereof.

(d)                                 If, at any time after the date hereof, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Exercise Price in effect at such time shall be decreased such that the aggregate number of Warrant Shares issuable upon exercise of this Warrant as of such record date shall be increased in proportion to such increase in outstanding shares.

(e)                                  If, at any time after the date hereof, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Exercise Price in effect at such time shall be increased such that the aggregate number of Warrant Shares issuable upon exercise of this Warrant as of such record date shall be decreased in proportion to such decrease in outstanding shares.

(f)                                    If, at any time after the date hereof, any capital reorganization, or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares) shall be consummated, then this Warrant shall be exercisable after such reorganization or reclassification into the kind and number of shares of stock or other securities or property of the Company to which the holder of the number of shares of Common Stock (immediately prior to the time of such reorganization or reclassification) issuable upon exercise of this Warrant would have been entitled upon such reorganization or reclassification.  The provisions of this Section 1.5 shall similarly apply to successive reorganizations or reclassifications.

Upon any adjustment to the Exercise Price under this Warrant, the number of Warrant Shares purchasable upon the exercise of this Warrant shall be adjusted to the number obtained by dividing (i) an amount equal to the product of (x) the number of Warrant Shares purchasable hereunder immediately prior to such adjustment multiplied by (y) the Exercise Price immediately prior to such adjustment, by (ii) the Exercise Price immediately after such adjustment.

All calculations under this Section 1.5 shall be made to the nearest one-thousandth of a cent ($0.001) or to the nearest one-thousandth of a share, as the case may be.

1.6                               Distributions Upon Declaration of Dividend or Other Distribution.

So long as this Warrant remains outstanding, the Company shall pay, upon the declaration and payment of any dividend or distribution (whether such dividend or distribution is in the form of cash, debt securities, equity securities, rights or other property) on any class of common stock, to the Holder the dividend or distribution that the Holder would be otherwise entitled to receive had the Holder exercised this Warrant in full immediately prior to the taking of record of those holders of Common Stock entitled to any such dividend or distribution.  This provision shall not apply to stock dividends of additional shares of Common Stock, provided that the Company adjusts the Exercise Price pursuant to Section 1.5 hereof.

A reclassification or recapitalization of the Common Stock shall be deemed a distribution by the Company to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 1.6 and, in the event the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, then such event shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 1.5 hereof.

1.7                               Restrictions on Transfer.

This Warrant and all rights hereunder are transferable only in accordance with the terms of the Stockholders’ Agreement, in whole or in part, at the agency or office of the Company referred to in Section 1.9 hereof, by the Holder in person or by duly authorized attorney, upon (i) surrender of this Warrant properly endorsed, and (ii) delivery of a notice of transfer in the form of Exhibit B hereto.  Each transferee and holder of this Warrant, by accepting or holding the same, consents that this Warrant, when endorsed, in blank, shall be deemed negotiable, and, when so endorsed, the holder hereof shall be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; provided, however, that until each such transfer is recorded on such books, the Company may treat the registered holder hereof as the owner hereof for all purposes.  The Company shall not assign, pledge or transfer any of its rights hereunder without the prior written consent of the Holder.  Any party to which this Warrant is transferred shall be required to become a party to the Stockholders’ Agreement.

1.8                               Lost, Stolen, Mutilated or Destroyed Warrant.

If this Warrant is lost, stolen, mutilated or destroyed, the Company shall, on such terms as to indemnity or otherwise as it may in its reasonable discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed.  Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

1.9                               Notices.

The terms and provisions of Section 8.5 of the Securities Purchase Agreement are expressly incorporated into this Warrant.

1.10                        Governing Law.

This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws.

1.11                        Headings.

The headings of the various sections contained in this Warrant have been inserted for convenience of reference only and should not be deemed to be a part of this Warrant.

1.12                        Notices of Corporate Action.

In the event of: (a) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any tender offer, consolidation, merger, sale or transfer of any assets, dividend or other distribution, issuance of indebtedness or equity, (b) any voluntary or involuntary dissolution, liquidation or winding-up of the Company or (c) the taking of any vote of securityholders (whether at a meeting or by written action or otherwise) (each, a “Corporate Action”), the Company will provide 30 days (or in the case of clause (c), 10 days) prior written notice to the Holder specifying the expected date on which any record is to be taken for the purpose of such Corporate Action, together with details thereof, and the date or expected date on which any such Corporate Action is to be consummated.  The Company shall not consummate such Corporate Action and will not permit the fixing of a record date with respect thereto prior to the receipt of written notice from the Holder electing or declining to exercise its rights and options hereunder.  If the Holder shall have given notice of any such election to exercise, then any such record date shall not be fixed for a date prior to the full consummation of the issuance or transfer on the books of the Company of all securities to the Holder pursuant to all such exercises in order to permit the Holder to participate as a holder of such securities in all voting or other aspects relating to such Corporate Action.

*  *  *  *

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officers as of the date first written above.

MQ ASSOCIATES, INC.

By:	/s/ Donald C. Tomasso
Name: Donald C. Tomasso
Title: Chief Executive Officer

EXHIBIT A

FORM OF NOTICE OF ELECTION TO EXERCISE

To MQ Associates, Inc.:

The undersigned, the holder of the Warrant to which this form is attached, hereby elects to exercise the right represented by such Warrant to purchase                                       shares of Common Stock of MQ ASSOCIATES, INC., and herewith tenders the aggregate payment of $                     in the form of (a) cash, wire transfer funds or check and/or (b) shares of Common Stock or Warrants to purchase Common Stock (net of the Exercise Price for such shares) valued for such purposes at the Market Price per share on the date of exercise, in full payment of the purchase price for such shares.  The undersigned requests that a certificate for such shares be issued in the name of                                      , whose address is                                      , and that such certificate be delivered to                                      , whose address is                                      .

The foregoing exercise is (elect one):

☐  irrevocable

☐  conditioned upon the consummation of the transaction described briefly below:

If such number of shares is less than all of the shares purchasable under the current Warrant, the undersigned requests that a new Warrant, of like tenor as the Warrant to which this form is attached, representing the remaining balance of the shares purchasable under such current Warrant be registered in the name of                                      , whose address is                                         , and that such new Warrant be delivered to                                      , whose address is                                        .

(Capitalized terms used herein shall have the meanings given to such terms in the Warrant, and references to sections are references to sections of the Warrant).

Signature:

(Signature must conform in all respects to the name of the holder of the Warrant as specified on the face of the Warrant)

Date:

EXHIBIT B

FORM OF NOTICE OF TRANSFER

For value received, the undersigned hereby sells, assigns and transfers unto                                                       all of the rights represented by the Warrant to which this form is attached to purchase                                                       shares of Common Stock of MQ ASSOCIATES, INC. (the “Company”), to which such Warrant relates, and appoints                                                       as its attorney to transfer such right on the books of the Company, with full power of substitution in the premises.

(Capitalized terms used herein shall have the meanings given to such terms in the Warrant).

Signature:

(Signature must conform in all respects to the name of the holder of the Warrant as specified on the face of the Warrant)

Address:

Date: